Exhibit 3.2

CERTIFICATE OF ELIMINATION
OF
SERIES B REDEEMABLE CONVERTIBLE PREFERRED STOCK
OF HISTOGEN INC.

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

Histogen Inc., a Delaware corporation (the “Company”), certifies as follows:

1.       The Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), of the Company, including as amended pursuant to that certain Certificate of Designation of Preferences, Rights and Limitations of Series B Redeemable Convertible Preferred Stock (the “Certificate of Designation”), authorizes the issuance of 2,500 shares of preferred stock, par value $0.0001 per share, of the Company designated as Series B Redeemable Convertible Preferred Stock (the “Series B Preferred Stock”).

2.       Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Company adopted the following resolutions:

RESOLVED: That no shares of the Series B Preferred Stock are outstanding, and none of the authorized shares of the Series B Preferred Stock will be issued subject to the Certificate of Designation.

RESOLVED FURTHER: That the Company be, and hereby is, authorized and directed to prepare and file a certificate of elimination (the “Certificate of Elimination”) in accordance with the foregoing resolution and the provisions of the DGCL containing these resolutions, with the effect under the DGCL of eliminating from the Certificate of Incorporation all matters set forth in the Certificate of Designation with respect to the Series B Preferred Stock.

RESOLVED FURTHER: That the chief executive officer, president, or the secretary of the Company are, and each of them hereby is, authorized and directed, for and on behalf of the Company and in its name, to execute and file the Certificate of Elimination with the Secretary of State of the State of Delaware, at such time as they deem appropriate, and to take such further actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolutions in accordance with the applicable provisions of the DGCL.

3.       Pursuant to the provisions of Section 151(g) of the DGCL, all references to the Series B Preferred Stock in the Certificate of Incorporation are hereby eliminated, and the shares that were designated to such series are hereby returned to the status of authorized but unissued shares of preferred stock of the Company.

***

Exhibit 3.2

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be signed on its behalf by its duly authorized officer on this 30th day of June, 2022.

HISTOGEN INC.

/s/ Susan A. Knudson
Name: Susan A. Knudson
Title: Executive Vice President, Chief Financial Officer, Chief Compliance Officer & Corporate Secretary